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                                                                    Exhibit 99.1

                       [iSTAR FINANCIAL LOGO]


                                                            iStar Financial Inc.
                                                     1114 Avenue of the Americas
                                                              New York, NY 10036
                                                                       NYSE: SFI
                                                                    News Release
COMPANY CONTACTS:
Spencer B. Haber               Andrew C. Richardson        Erin C. Hart
President and Chief            Senior Vice President,      Associate, Investor
Financial Officer              Capital Markets             Relations
(212) 930-9400                 (212) 930-9400              (212) 930-9400


FOR IMMEDIATE RELEASE


             iStar Financial Announces Private Bond Offering Under
                   "STARs" Proprietary Match Funding Program


NEW YORK ----May 15, 2002 -iStar Financial Inc. (NYSE: SFI) today announced that it has priced a private offering of asset-backed bonds under the Company's proprietary match funding program, iStar Asset Receivables ("STARs"). The STARs Series 2002-1 offered bonds consist of 11 classes of investment-grade securities, and the Company expects to receive approximately $885 million of gross proceeds from the offering. The STARs Series 2002-1 bonds create match funded term financing for approximately $1.1 billion of iStar Financial's structured finance and corporate tenant lease assets.

The weighted average interest rate on the offered bonds, expressed on an all-floating rate basis, is approximately LIBOR + 56 basis points. The offering is expected to close on May 28, 2002 and is subject to customary closing conditions. The Company will use the net proceeds from the offering to repay outstanding borrowings under its credit facilities and the STARs Series 2000-1 bonds.

The STARs Series 2002-1 bonds will not be registered under the Securities Act of 1933, as amended (the "Securities Act") or applicable state securities laws, and unless so registered, may not be offered or sold in the United States, except pursuant to an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the STARs Series 2002-1 bonds. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

                                      * * *


iStar Financial is the largest publicly traded finance company focused exclusively on the commercial real estate industry. The Company provides structured financing to private and corporate owners of real estate nationwide, including senior and junior mortgage debt, corporate mezzanine and subordinated capital, and corporate net lease financing. The Company, which is taxed as a real estate investment trust, seeks to deliver superior risk-adjusted returns on equity to shareholders by providing innovative and value-added financing solutions to its customers. Additional information on iStar Financial is available on the Company's Web site at www.istarfinancial.com.